Exhibit 99.1

RESOLUTE ENERGY CORPORATION ANNOUNCES

$150 MILLION SECOND LIEN SECURED TERM LOAN

AND AMENDMENT OF SENIOR REVOLVING CREDIT FACILITY

Denver, Colorado – December 31, 2014 – Resolute Energy Corporation (“Resolute” or the “Company”) (NYSE: REN) today announced that it has entered into definitive agreements with respect to a $150 million second lien secured term loan (the “second lien facility”) with Highbridge Principal Strategies and has also amended its senior revolving credit facility. Funding of the amounts under the second lien facility is expected to occur later today.

The Company’s second lien facility matures no later than November 2019 and permits Resolute to issue up to $200 million of additional second lien debt for 60 days following the initial closing. In connection with the second lien financing transaction, the Company also amended its senior revolving credit facility. The initial conforming borrowing base under the amended senior revolving credit facility was set at $330 million and certain other amendments were made, including eliminating the total debt-to-EBITDA covenant and conforming the covenant package in the senior revolving credit facility to that of the new second lien facility.

Net proceeds from the second lien facility loan, anticipated to be approximately $134 million after payment of transaction-related fees, expenses and discounts, will be used to repay a portion of the outstanding borrowings under the Company’s senior revolving credit facility. The new second lien term loan has materially enhanced the Company’s current liquidity position.

Nicholas J. Sutton, Resolute’s Chief Executive Officer, said, “This new second lien secured term loan provides Resolute with significantly enhanced liquidity and capital resources. Following closing, the Company has total borrowing base availability of approximately $92 million. As a result, the Company has much greater financial strength to withstand the current low commodity price environment and, as oil prices rebound, the flexibility to execute on drilling programs in the Permian and Powder River basins.

“With this financing in place, Resolute’s management team is preparing its capital and operating plan for calendar year 2015. We expect to provide production and other guidance to the market in January.

“We are delighted to welcome Highbridge Principal Strategies as a strong and knowledgeable financial partner, and look forward to working with them to continue Resolute’s success.”

BMO Capital Markets acted as sole arranger for the second lien facility.

Terms of the Transactions

Pursuant to the terms of the second lien facility, the Company has exercised its option to pay interest at adjusted LIBOR plus 10%, with a 1% LIBOR floor. The covenants in the second lien facility and the amended senior revolving credit facility require, among other things, maintenance of certain ratios, measured on a quarterly basis, as follows: (i) secured debt to EBITDA of no more than 3.5 to 1.0, (ii) PV-10 of total proved reserves to total secured debt of at least 1.1 to 1.0, rising over time to 1.5 to 1.0, and (iii) PV-10 of proved developed reserves to total secured debt of at least 1.0 to 1.0.

The Company may prepay all or a portion of the second lien facility at any time. The second lien facility is subject to mandatory prepayments of 75% of the net cash proceeds from asset sales, subject to a limited right to reinvest proceeds in oil and gas activities. Prepayments made out of proceeds from asset sales are not subject to prepayment premiums. Mandatory repayments are required of 100% of the net cash proceeds of certain debt or equity issuances. Such prepayments are subject to a premium of between 10% declining to 2% during the first 36 months after closing. To the extent not otherwise achieved, aggregate repayments that substantially pay off principal amounts under the second lien facility shall include an additional payment sufficient to ensure that the lenders achieve a 1.25 to 1.0 minimum multiple of their invested capital.

The Company expects to file a Current Report on Form 8-K later today that provides additional detail on the terms of the second lien facility and the amendment to the senior revolving credit facility.

Cautionary Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “poised,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Such forward looking statements include statements regarding liquidity and availability of capital; our financial condition in the current commodity price environment; capital availability to pursue future drilling programs, and the Company’s ability to remain in compliance with the covenants under its credit facilities. Forward-looking statements in this press release include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Actual results may differ materially from those contained in the forward-looking statements in this press release. Resolute undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. You are encouraged to review Item 1A. - Risk Factors and all other disclosures appearing in the Company’s Form 10-K for the year ended December 31, 2013, and subsequent filings with the Securities and Exchange Commission for further information on risks and uncertainties that could affect the Company’s businesses, financial condition and results of operations. All forward-looking statements are qualified in their entirety by this cautionary statement.

About Resolute Energy Corporation

Resolute is an independent oil and gas company focused on the acquisition, exploration, exploitation and development of oil and gas properties, with a particular emphasis on liquids-focused, long-lived onshore U.S. opportunities. Resolute’s producing properties are located in the Paradox Basin in Utah, the Permian Basin in Texas and New Mexico and the Powder River Basin in Wyoming. The Company also owns exploration properties in the Permian Basin of Texas and the Big Horn and Powder River Basins of Wyoming.

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Contact:

HB Juengling

Vice President - Investor Relations

Resolute Energy Corporation

303-534-4600

hbjuengling@resoluteenergy.com

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